EXHIBIT 23.8

CONSENT OF ACCOUNTING & CONSULTING GROUP, LLC
CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 of Allis-Chalmers Energy Inc. and to the inclusion therein of our reports dated June 10, 2005, with respect to the financial statements of W. T. Enterprises, Inc., a Texas corporation, as of March 31, 2005 and December 31, 2004 and 2003 and the related statements of income, stockholders’ equity, and cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003.

/s/ ACCOUNTING & CONSULTING GROUP, LLC

Carlsbad, New Mexico
July 18, 2005